Exhibit 99.1

November 10, 2011	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES THIRD QUARTER RESULTS

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported sales and earnings for its 12 and 40 weeks ended October 8, 2011. In summary, Flowers Foods:

•

Reported diluted earnings per share of $.23, equal to last year’s third quarter; year-to-date, diluted earnings per share of $.73 ($.79 excluding one-time charges relating to the Tasty Baking acquisition and the closing of a facility in the first quarter), compared to $.76 for the first nine months of 2010;

•

Achieved sales increase of 13.0% compared to last year’s third quarter, with price/mix contributing 4.9% and Tasty acquired sales contributing 8.7%, offset by a volume decline of .6%; increased sales year-to-date 6.0%, with price mix of 3.7%, acquisitions contribution of 3.6%, offset by a volume decline of 1.3%;

•	Continued to experience pressure on margins from higher input costs;

•	Introduced the Tastykake brand in Flowers’ core markets in the Southeast; continued integration of Tastykake;

•	Announced 2011 sales growth expected to be in line with guidance of 7% to 11%; 2011 earnings expected to be at low end of guidance; and

•	Offered outlook for 2012—sales within long-term growth targets of 5% to 10%; input costs projected up 4% to 8%.

George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “Flowers Foods achieved strong sales growth in the quarter and delivered solid earnings despite the challenges presented by ongoing economic uncertainty. Our sales growth was driven by a combination of pricing/mix and the contribution from the Tasty acquisition. Earnings were driven by continued strong performance in the DSD segment, although cost increases and sales mix pressured gross margin. In the warehouse segment, margins were negatively impacted as significantly higher ingredient costs were not fully offset by pricing and by the previously announced shift in certain planned volume to the fourth quarter.

“I am pleased that our integration of Tasty is progressing as scheduled and meeting our expectations. During the quarter, we rolled out Tastykake products in our DSD markets across the Southeast and we will continue moving the brand into other Flowers markets.

“The weak economy and high unemployment continued to pressure the markets and impact consumer buying patterns during the quarter. However, we remain confident in our team’s ability to manage through those challenges and leverage our long history of taking care of customers’ needs, outperforming in the marketplace, and creating long-term value for shareholders,” Deese said.

Third Quarter 2011 Results

For the 12-week third quarter of 2011, sales increased 13.0% to $675.4 million compared to the $597.9 million reported for last year’s third quarter. The sales increase was attributable to net favorable pricing/mix of 4.9%, contributions from the Tasty acquisition of 8.7%, partially offset by decreased volume of .6%. Price/mix and dollar sales increased across all major channels. The volume decline was primarily the result of lower volume in the branded retail channel, particularly in the white bread and snack cake categories, partially offset by increases in the store brand, foodservice and contract manufacturing channels.

Net income for the quarter was $31.0 million compared to the $31.2 million reported for the third quarter of fiscal 2010. Net income was negatively impacted $.5 million, net of tax, due to one-time acquisition costs. Diluted earnings per share were $.23 compared to $.23 reported in the third quarter last year.

Gross margin as a percent of sales for the quarter was 45.9% compared to 47.1% in last year’s third quarter, a decline of 120 basis points. This decrease was due primarily to an increase in ingredient and packaging costs as a percent of sales, partially offset by price increases and decreases in workforce-related costs as a percent of sales. The increase in ingredient costs was primarily attributable to flour, sweeteners, shortening, and cocoa.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 35.4% compared to 36.0% in the same quarter last year. This decrease of 60 basis points as a percent of sales was primarily the result of lower workforce-related costs as a percent of sales.

Depreciation and amortization expenses for the quarter remained relatively flat as a percent of sales as compared to last year’s third quarter. Net interest income for the quarter decreased $.9 million from last year’s third quarter due to higher interest expense as a result of borrowings related to the Tasty acquisition. The effective tax rate for the quarter was 35.4% compared to 34.9% in the third quarter last year. This increase was primarily due to favorable discrete items in last year’s third quarter.

Operating margin as a percent of sales for the quarter was 7.1% compared to 7.8% in last year’s third quarter. EBITDA as a percent of sales for the third quarter was 10.5% compared to 11.1% for the same quarter last year.

Segment Results

DSD Segment: During the quarter, the company’s DSD sales increased 16.3%. This increase consisted of positive net pricing/mix of 4.8%, an 11.0% contribution from the Tasty acquisition, and volume increases of .5%. Price/mix and dollar sales increased quarter over quarter in all major channels. Increased volumes in the store-brand and foodservice channels were partially offset by decreased volume in the branded retail channel.

Operating income, defined as earnings before interest and taxes (EBIT), for the DSD segment was $47.0 million, or 8.5% of sales for the third quarter as compared to $42.2 million, or 8.9% of sales in last year’s third quarter. This increase was primarily due to increased sales, partially offset by increases in ingredients, mainly flour, and packaging costs. During the quarter, Tasty was neutral to operating income, as expected.

Warehouse Delivery Segment: Sales in the warehouse delivery segment were relatively flat as compared to the third quarter last year. Net pricing/mix increases of 3.4% were offset by volume declines of 3.4%. All major channels experienced positive pricing/mix. Decreased volume in the branded retail and store-brand channels was partially offset by increased volume in the foodservice and contract manufacturing channels.

Operating income for the Warehouse segment was $7.3 million, or 6.0% of sales for the third quarter as compared to $12.2 million, or 10.0% of sales for last year’s third quarter. This decrease is due primarily to higher ingredient costs, mainly flour, sweeteners, shortening, and cocoa, which were not fully offset by pricing.

Cash Flow

Although negatively impacted during the quarter by hedging activities and pension contributions, cash flow from operations was $28.6 million. During the third quarter, the company invested $21.9 million in capital improvements and paid dividends of $20.3 million to shareholders. During the quarter, under its share repurchase plan, the company acquired 459,700 shares of its common stock for $8.6 million, an average price per share of $18.64. Since the inception of the plan, the company has acquired 37.8 million shares of its common stock for $430.8 million for an average price per share of $11.40. Under the plan, 7.2 million shares may still be repurchased.

Year-To-Date 2011 Results

For the 40 weeks of 2011, sales increased 6.0% to $2.12 billion compared to $2.00 billion last year. The sales increase consisted of positive net price/mix of 3.7%, contributions from the Tasty acquisition of 3.6%, and decreased volume of 1.3%. Price/mix increased across all major channels. Volume was impacted by lower volume in the branded retail channel. The foodservice channel, driven by a decrease in the institutional category, also experienced volume declines. Partially offsetting these volume declines were increases in store brand volume.

For the three quarters, net income was $100.4 million, a decrease of 4.9% as compared to the $105.6 million reported for the 40 weeks of fiscal 2010. Diluted earnings per share were $.73, a 3.9% decrease from the $.76 reported in the three quarters last year. Excluding one-time costs of $7.9 million, net of tax, relating to the acquisition of Tasty and the closing of a manufacturing facility in the first quarter, diluted earnings per share were $.79.

Gross margin as a percent of sales for the 40 weeks was 47.2% compared to 47.5% for the 40 weeks last year. Costs for a manufacturing facility closure in the first quarter negatively impacted gross margin $2.8 million, or 10 basis points as a percent of sales, and ingredient costs increased 30 basis points as a percent of sales.

Selling, distribution, and administrative costs as a percent of sales for the 40 weeks were 36.6% compared to 36.3% for the 40 weeks last year. One-time costs of $6.0 million associated with the Tasty acquisition negatively impacted selling, distribution, and administrative costs 30 basis points as a percent of sales. Costs of $2.4 million associated with the manufacturing facility closure negatively impacted selling, distribution, and administrative costs 10 basis points as a percent of sales.

Depreciation and amortization expenses year-to-date remained relatively flat as a percent of sales as compared to last year’s year-to-date. Net interest income for the forty weeks decreased $.6 million from last year’s forty weeks. The effective tax rate year-to-date was 35.2% as compared to 35.3% year-to-date last year. The full-year tax rate is expected to be approximately 35.0% to 35.5%.

For the 40 weeks, operating margin as a percent of sales was 7.2% compared to 8.0% in last year’s year-to-date. Excluding the one-time acquisition related costs of $6.0 million and one-time manufacturing facility closure costs of $5.7 million, operating margin as a percent of sales was 7.7%. EBITDA as a percent of sales year-to-date was 10.6% compared to 11.3% for the same period last year. Excluding the one-time acquisition related costs and the manufacturing facility closure costs, EBITDA as a percent of sales was 11.1%.

2011 Forecast and 2012 Outlook

Steve Kinsey, executive vice president and chief financial officer said, “With three quarters completed, we anticipate ending 2011 with sales growth well within our current guidance of 7% to 11%, including acquisitions. In regard to earnings, we forecasted flat to up 5% for 2011, excluding one-time costs. With fourth quarter input costs being the toughest comparison year-over-year and continued volume pressure in our warehouse segment, we now anticipate earnings for the year will be on the lower end of our earnings guidance range.

“Looking ahead to 2012, we expect to achieve sales growth in line with our long-term growth target of 5% to 10%. As we think about input costs for next year, we do expect continued volatility in commodities. Looking at our current ingredient purchases as we know them today with estimates for the remaining purchases, we are forecasting input costs (ingredients, packaging, and natural gas) will increase 4% to 8% on an annual basis with the majority of the cost headwinds in the first half.” Kinsey said the company will provide definitive earnings guidance in early February with its fourth quarter 2011 earnings report.

Dividend

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its third quarter 2011 conference call over the Internet at 8:30 a.m. (Eastern) on November 10, 2011. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

Company Information

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Tastykake, Blue Bird, and Mrs. Freshley’s. Flowers

operates 41 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, Northeast, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with GAAP. However, from time to time, the company may present in its public statements, press releases and SEC filings, non-gaap financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA includes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-gaap financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies, and, accordingly, our measure of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to adjusted EBITDA from continuing operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin and a reconciliation of adjusted earnings per share.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/08/11	10/09/10	10/08/11	10/09/10
Sales	$675,369	$597,894	$2,119,790	$2,000,636
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	365,706	316,141	1,119,851	1,049,492
Selling, distribution and administrative expenses	239,084	215,222	775,841	725,679
Depreciation and amortization	22,816	19,778	71,706	65,436

Income before interest and income taxes (EBIT)	47,763	46,753	152,392	160,029
Interest income, net	265	1,127	2,623	3,214

Income before income taxes (EBT)	48,028	47,880	155,015	163,243
Income tax expense	17,009	16,714	54,625	57,634

Net income	$31,019	$31,166	$100,390	$105,609

Diluted earnings per share amounts:
Net income	$0.23	$0.23	$0.73	$0.76

Diluted weighted average shares outstanding	137,207	138,414	136,851	138,362

Flowers Foods

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/08/11	10/09/10	10/08/11	10/09/10
Sales:
Direct-Store-Delivery	$553,768	$476,277	$1,725,198	$1,612,370
Warehouse Delivery	121,601	121,617	394,592	388,266

	$675,369	$597,894	$2,119,790	$2,000,636

EBITDA:
Direct-Store-Delivery	$65,024	$57,559	$218,616	$201,594
Warehouse Delivery	11,905	16,637	39,002	52,080
Flowers Foods	(6,350)	(7,665)	(33,520)	(28,209)

	$70,579	$66,531	$224,098	$225,465

Depreciation and Amortization:
Direct-Store-Delivery	$18,069	$15,314	$56,103	$50,879
Warehouse Delivery	4,600	4,421	15,249	14,490
Flowers Foods	147	43	354	67

	$22,816	$19,778	$71,706	$65,436

EBIT:
Direct-Store-Delivery	$46,955	$42,245	$162,513	$150,715
Warehouse Delivery	7,305	12,216	23,753	37,590
Flowers Foods	(6,497)	(7,708)	(33,874)	(28,276)

	$47,763	$46,753	$152,392	$160,029

Flowers Foods

Condensed Consolidated Balance Sheet

(000’s omitted)

10/08/11
Assets
Cash and Cash Equivalents	$8,196

Other Current Assets	384,481

Property, Plant & Equipment, net	702,761

Distributor Notes Receivable (includes $14,463 current portion)	115,600

Other Assets	29,075

Cost in Excess of Net Tangible Assets, net	364,099

Total Assets	$1,604,212

Liabilities and Stockholders’ Equity
Current Liabilities	$278,138

Bank Debt (includes $30,000 current portion)	326,500

Other Debt and Capital Leases (includes $3,558 current portion)	12,117

Other Liabilities	194,484

Stockholders’ Equity	792,973

Total Liabilities and Stockholders’ Equity	$1,604,212

Flowers Foods

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 40 Week Period Ended
	10/08/11	10/08/11
Cash flows from operating activities:
Net income	$31,019	$100,390
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	15,741	33,591
Changes in assets and liabilities	(18,156)	(39,196)

Net cash provided by operating activities	28,604	94,785

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,889)	(65,314)
Acquisitions net of cash acquired	0	(164,485)
Other	297	(3,155)

Net cash disbursed for investing activities	(21,592)	(232,954)

Cash flows from financing activities:
Dividends paid	(20,337)	(58,770)
Stock options exercised	250	12,721
Income tax benefit related to stock awards	1	3,061
Payment of financing fees	0	(2,108)
Stock repurchases	(8,569)	(26,598)
Change in book overdraft	(2,272)	2,962
Proceeds from debt borrowings	291,400	790,400
Debt and capital lease obligation payments	(273,030)	(581,978)
Other	0	(80)

Net cash (disbursed for)/provided by financing activities	(12,557)	139,610

Net (decrease)/increase in cash and cash equivalents	(5,545)	1,441
Cash and cash equivalents at beginning of period	13,741	6,755

Cash and cash equivalents at end of period	$8,196	$8,196

Flowers Foods

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted)

	Reconciliation of Earnings per Share		Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010
Earnings per diluted share	$0.23	$0.23	$0.73	$0.76

Manufacturing facility closure costs and costs of Tasty acquisition	—	—	0.06	—

Adjusted earnings per diluted share	$0.23	$0.23	$0.79	$0.76

	Reconciliation of Gross Margin		Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010
Sales	$675,369	$597,894	$2,119,790	$2,000,636
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	365,706	316,141	1,119,851	1,049,492

Gross Margin excluding depreciation and amortization	309,663	281,753	999,939	951,144
Less depreciation and amortization for production activities	15,751	13,682	49,490	45,158

Gross Margin	$293,912	$268,071	$950,449	$905,986

Depreciation and amortization for production activities	$15,751	$13,682	$49,490	$45,158
Depreciation and amortization for selling, distribution and administrative activities	7,065	6,096	22,216	20,278

Total depreciation and amortization	$22,816	$19,778	$71,706	$65,436

	Reconciliation of Net Income to Adjusted EBITDA		Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010
Net income	$31,019	$31,166	$100,390	$105,609
Income tax expense	17,009	16,714	54,625	57,634
Interest income, net	(265)	(1,127)	(2,623)	(3,214)
Depreciation and amortization	22,816	19,778	71,706	65,436

EBITDA	70,579	66,531	224,098	225,465
Manufacturing facility closure costs and costs of Tasty acquisition including severance costs	716	—	11,195	—

Adjusted EBITDA	$71,295	$66,531	$235,293	$225,465

	Reconciliation of Operating Income to Adjusted Operating Income		Reconciliation of Operating Income to Adjusted Operating Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010
Operating Income	$47,763	$46,753	$152,392	$160,029
Manufacturing facility closure costs and costs of Tasty acquisition including severance costs	716	—	11,761	—

Adjusted operating income	$48,479	$46,753	$164,153	$160,029

Flowers Foods

Sales Bridge

		Net		Total Sales
For the 12 Week Period Ended 10/8/11	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	0.5%	4.8%	11.0%	16.3%

Warehouse Delivery	-3.4%	3.4%	0.0%	0.0%

Total Flowers Foods	-0.6%	4.9%	8.7%	13.0%

				Total Sales
For the 40 Week Period Ended 10/8/11	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	-1.0%	3.5%	4.5%	7.0%

Warehouse Delivery	-2.4%	4.0%	0.0%	1.6%

Total Flowers Foods	-1.3%	3.7%	3.6%	6.0%